Exhibit 99

NEWS RELEASE

STANDEX INTERNATIONAL CORPORATION █ SALEM, NH 03079 █ TEL (603) 893-9701 █ WEB www.standex.com

STANDEX REPORTS FISCAL THIRD QUARTER 2025 FINANCIAL RESULTS

●	Sales Increased 17.2% with Contributions from Acquisitions Partially Offset by Organic Decline; Fast Growth End Markets Increased to 29% of Total Sales
●	GAAP Gross Margin of 39.7%; Record Adjusted Gross Margin of 42.3% - Up 140 bps Sequentially and 230 bps YOY
●	GAAP Operating Margin of 12.6%; Record Adjusted Operating Margin of 19.4% - Up 70 bps Sequentially and 280 bps YOY
●	Electronics Book to Bill of 0.98 Indicating Market Stability; Electronics Organic Bookings up >10% YOY; Strong Amran/Narayan Group Sales of >$33 Million with Book to Bill of 1.04
●	Acquired McStarlite, a Leading Provider of Complex Sheet Metal Aerospace Components, Serving Space, Defense, and Commercial Aviation End Markets

SALEM, NH – May 1, 2025 – Standex International Corporation (NYSE: SXI) today reported financial results for the third quarter of fiscal year 2025 ended March 31, 2025.

Summary Financial Results - Total
($M except EPS and Dividends)	3Q25	3Q24	2Q25	Y/Y	Q/Q
Net Sales	$207.8	$177.3	$189.8	17.2%	9.5%
Operating Income – GAAP	$26.3	$21.8	$8.5	20.2%	210.2%
Operating Income – Adjusted	$40.3	$29.4	$35.5	37.3%	13.8%
Operating Margin % - GAAP	12.6%	12.3%	4.5%	+ 30 bps	+ 820 bps
Operating Margin % - Adjusted	19.4%	16.6%	18.7%	+ 280 bps	+ 70 bps
Net Income from Continuing Ops – GAAP	$21.9	$15.9	$0.9	37.6%	2420.0%
Net Income from Continuing Ops – Adjusted	$23.5	$22.3	$23.0	5.6%	2.5%

EBITDA	$35.7	$28.4	$16.1	25.7%	122.0%
EBITDA margin	17.2%	16.0%	8.5%	+120 bps	+ 870 bps
Adjusted EBITDA	$45.3	$34.5	$39.6	31.3%	14.4%
Adjusted EBITDA margin	21.8%	19.5%	20.9%	+ 190 bps	+ 90 bps

Diluted EPS – GAAP	$1.81	$1.35	$0.07	35.4%	2407.0%
Diluted EPS – Adjusted	$1.95	$1.88	$1.91	3.7%	2.2%
Dividends per Share	$0.32	$0.30	$0.32	6.7%	0.0%

Free Cash Flow	$3.5	$19.3	$2.2	-81.9%	59.1%

Funded Debt to EBITDA per the Credit Facility	2.8x	0.6x	2.7x	366.7%	3.7%
Net Debt to EBITDA	3.0x	0.1x	2.9x	NM	3.4%

Third Quarter Fiscal 2025 Results

Commenting on the quarter’s results, President and Chief Executive Officer David Dunbar said, “Following strong operating performance in the fiscal second quarter, we achieved several new records in our fiscal third quarter: record sales since the divestment of the Refrigeration business in April 2020, record adjusted gross margin of 42.3%, and record adjusted operating margin of 19.4%. These results reflect the continued solid operational performance from core businesses, a full quarter of ownership of the fast-growing Amran/Narayan group, and contribution from the recent McStarlite acquisition. Our fast growth market sales totaled $60.4 million or approximately 29% of total sales and are well on track to our expectations for the fiscal year of approximately $170 million. We remain confident about the Company’s exposure to positive secular trends in electrical grid, electric and hybrid vehicles, renewable energy, commercialization of space, and defense, and we are reaffirming our long-term target for fast growth market sales of $340 million plus by fiscal year 2028. In addition, we launched three additional new products in the fiscal third quarter totaling 13 year-to-date, achieving our previously committed target of over a dozen and delivering more than 2% of incremental sales.”

“While we cannot predict the impact of new tariffs on global trade and economic growth, our regional presence, strong customer relationships, and our disciplined approach to pricing and productivity actions position us well to manage through these challenges. Most of our supply chain is strategically located to service regional demand. China imports to the US approximately 6% of our cost of goods sold. We plan to continue to invest in our key strategic growth priorities, while closely managing our cost structure, driving productivity and pricing actions and seeking alternate sources of supply to further reduce our imports from China. We remain on track to achieve our long-term financial targets by fiscal 2028 and remain confident in our ability to pay down debt and reduce our net leverage ratio.”

“In early February, we acquired California-based McStarlite. The integration is on track, and we are excited about our expanded product breadth and forming capabilities in commercial aviation, space and defense applications. We expect the acquisition to be accretive to earnings in the first year of ownership.”

Outlook

In fiscal fourth quarter 2025, on a sequential basis, the Company expects slightly to moderately higher revenue, driven by the impact of recent acquisitions, higher sales into fast growth end markets, and realization of pricing initiatives. On a sequential basis, the Company expects slightly to moderately higher adjusted operating margin, benefiting from higher revenue and realization of productivity actions, partially offset by higher tariff costs and targeted investments in selling, marketing, and R&D.

Third Quarter Segment Operating Performance

Electronics (54% of sales; 68% of segment adjusted operating income)

	3Q25	3Q24	% Change
Electronics ($M)
Revenue	111.3	80.4	38.4%
GAAP Operating Income	25.5	15.7	62.2%
GAAP Operating Margin %	22.9	19.5
Adjusted Operating Income*	33.2	17.9	85.4%
Adjusted Operating Margin %*	29.8	22.2

* Excludes the amortization of acquired backlog, the step-up of inventory to fair value, and acquired intangible assets; Q3 FY24 restated to exclude the amortization of acquired intangible assets

Revenue increased approximately $30.9 million or 38.4% year-on-year, reflecting a 48.1% benefit from acquisitions, partially offset by an organic decline of 8.9% and a 0.8% impact from foreign currency. The organic decline was due to continued softness in the automotive end markets in Europe and North America and in general industrial end markets. Adjusted operating income increased approximately $15.3 million or 85.4% year-on-year due to the contribution from the Amran/Narayan Group acquisition, productivity initiatives and product mix, partially offset by lower core volume.

The segment had a book-to-bill ratio of approximately 0.98 in the fiscal third quarter, with orders of approximately $109 million. Orders in Electronics core business remained flat sequentially with a continued increase in demand in the electrical grid end market served by Amran/Narayan Group.

In fiscal fourth quarter 2025, on a sequential basis, the Company expects slightly higher revenue and similar to slightly higher adjusted operating margin, primarily driven by contributions from the Amran/Narayan Group acquisition, higher sales into fast growth end markets, and price realization, partially offset by higher tariff costs and continued strategic growth investments.

Engraving (14% of sales; 7% of segment adjusted operating income)

	3Q25	3Q24	% Change
Engraving ($M)
Revenue	30.6	36.3	-15.7%
GAAP Operating Income	3.1	6.3	-51.2%
GAAP Operating Margin %	10.0	17.2
Adjusted Operating Income*	3.4	6.7	-48.8%
Adjusted Operating Margin %*	11.2	18.4

* Excludes the amortization of acquired intangible assets; Q3 FY24 restated to exclude the amortization of acquired intangible assets

Revenue decreased approximately $5.7 million or 15.7% year-on-year reflecting a 12.6% organic decline, primarily due to continued softness in North America from delays in new platform rollouts, and a foreign currency impact of 3.1%. Adjusted operating income decreased approximately $3.3 million or 48.8% year-on-year due to the lower revenue. Operating deleverage was partially offset by the realization of previously announced productivity initiatives and restructuring actions.

In fiscal fourth quarter 2025, on a sequential basis, the Company expects slightly higher revenue and moderately higher adjusted operating margin due to more favorable project timing in Asia, slightly improved demand in North America and Europe, and realization of previously announced restructuring actions.

Scientific (9% of sales; 8% of segment adjusted operating income)

	3Q25	3Q24	% Change
Scientific ($M)
Revenue	18.3	16.9	8.1%
GAAP Operating Income	3.9	4.9	-20.4%
GAAP Operating Margin %	21.3	28.9
Adjusted Operating Income*	4.1	5.1	-19.7%
Adjusted Operating Margin %*	22.6	30.4

* Excludes the amortization of acquired intangible assets; Q3 FY24 restated to exclude the amortization of acquired intangible assets

Revenue increased approximately $1.4 million or 8.1% year-on-year reflecting a 16.1% benefit from the Custom Biogenic Systems acquisition, partially offset by organic decline of 8.0%, mostly due to lower demand from academic and research institutions that were impacted by NIH funding cuts. Adjusted operating income decreased approximately $1.0 million or 19.7% year-on-year due to organic decline partially offset by contribution from the acquisition.

In fiscal fourth quarter 2025, on a sequential basis, the Company expects slightly lower revenue and adjusted operating margin due to soft demand from academic and research institutions affected by NIH funding cuts and higher tariff costs.

Engineering Technologies (13% of sales; 10% of segment adjusted operating income)

	3Q25	3Q24	% Change
Engineering Technologies ($M)
Revenue	27.4	20.1	36.2%
GAAP Operating Income	3.4	3.5	-3.0%
GAAP Operating Margin %	12.5	17.5
Adjusted Operating Income*	5.1	3.5	44.3%
Adjusted Operating Margin %*	18.6	17.5

* Excludes the amortization of acquired backlog, the step-up of inventory to fair value, and acquired intangible assets; Q3 FY24 restated to exclude the amortization of acquired intangible assets

Revenue increased approximately $7.3 million or 36.2% year-on-year reflecting a 26.3% benefit from the recent McStarlite acquisition and organic growth of 9.9%, driven by more favorable project timing in the space end market and growth in sales from new products. Adjusted operating income increased approximately $1.6 million or 44.3% year-on-year reflecting the contribution from the recent acquisition and higher volume.

In fiscal fourth quarter 2025, on a sequential basis, the Company expects similar to slightly higher revenue and similar adjusted operating margin.

Specialty Solutions (10% of sales; 7% of segment adjusted operating income)

	3Q25	3Q24	% Change
Specialty Solutions ($M)
Revenue	20.2	23.5	-13.9%
Operating Income	3.3	4.7	-29.8%
Operating Margin %	16.2	19.9

Specialty Solutions revenue decreased approximately $3.3 million or 13.9% year-on-year, reflecting general market softness in the Display Merchandising business and in the Hydraulics business. Operating income decreased approximately $1.4 million or 29.8% year-on-year due to lower volume.

In fiscal fourth quarter 2025, on a sequential basis, the Company expects moderately higher revenue and operating margin.

Capital Allocation

●	Interest: In fiscal fourth quarter 2025, the Company expects interest expense to be approximately $9 million.

●

Share Repurchase: During the fiscal third quarter of 2025, the Company didn’t repurchase shares. There was approximately $28 million remaining on the Company’s current share repurchase authorization at the end of the fiscal third quarter 2025.

●

Capital Expenditures: In fiscal third quarter 2025, the Company’s capital expenditures were $6.1 million compared to $5.2 million in the fiscal third quarter of 2024. The Company expects fiscal year 2025 capital expenditures between $25 million and $30 million. Capital expenditures were $20.3 million in fiscal 2024.

●

Dividend: On April 24, 2025, the Company declared a quarterly cash dividend of $0.32 per share, an approximately 6.7% year-on-year increase. The dividend is payable May 23, 2025, to shareholders of record on May 9, 2025.

Balance Sheet and Cash Flow Highlights

●

Net Debt: Standex had net (cash) debt of $ 470.4 million on March 31, 2025, compared to $10.0 million at the end of fiscal third quarter 2024. Net (cash) debt for the third quarter of 2025 consisted primarily of long-term debt of $580.2 million and cash and equivalents of $109.8 million.

●

Cash Flow: Net cash provided by continuing operating activities for the three months ended March 31, 2025, was $9.6 million compared to $24.4 million in the prior year’s quarter. Free cash flow after capital expenditures was $3.5 million compared to free cash flow after capital expenditures of $19.3 million in the fiscal third quarter of 2024.

Conference Call Details

Standex will host a conference call for investors tomorrow, May 2, 2025, at 8:30 a.m. ET. On the call, David Dunbar, President, and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations,” located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through May 2, 2026. To listen to the teleconference playback, please dial in the U.S. (888) 660-6345 or (646) 517-4150 internationally; the passcode is 15269#. The audio playback via phone will be available through May 9, 2025. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures which exclude the impact of restructuring charges, purchase accounting, amortization from acquired intangible assets, insurance recoveries, discrete tax events, gain or loss on sale of a business unit, acquisition costs, and litigation costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Electronics, Engraving, Scientific, Engineering Technologies, and Specialty Solutions with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Turkey, India, and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: the impact of pandemics and other global crises or catastrophic events on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the electrical grid, automotive, construction, aerospace, defense, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; the impact of higher transportation and logistics costs, especially with respect to transportation of goods from Asia; the impact of inflation on the costs of providing our products and services; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; increased costs from acquisitions to improve and coordinate managerial, operational, financial, and administrative systems, including internal controls over financial reporting and compliance with the Sarbanes-Oxley Act of 2002, and other costs related to such systems in connection with acquired businesses; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; our ability to increase manufacturing production to meet demand including as a result of labor shortages; the impact on our operations of any successful cybersecurity attacks; and potential changes to future pension funding requirements. For a more comprehensive discussion of these and other factors, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K filed with the SEC and available on the Company’s website. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Christopher Howe

Director of Investor Relations

(773) 754-5394

e-mail: InvestorRelations@Standex.com

Standex International Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(In thousands, except per share data)	2025	2024	2025	2024

Net sales	$207,780	177,267	$568,058	$540,441
Cost of sales	125,350	108,977	344,108	327,853
Gross profit	82,430	68,290	223,950	212,588

Selling, general and administrative expenses	47,564	39,719	130,796	122,466
(Gain) loss on sale of business	-	-	-	(274)
Restructuring costs	1,976	4,037	3,982	7,303
Amortization of acquired intangible assets	4,485	2,045	9,965	6,159
Acquisition related costs	2,152	537	20,392	2,233
Other operating (income) expense, net	-	110	-	110

Income from operations	26,253	21,842	58,815	74,591

Interest expense	8,363	949	14,915	3,244
Other non-operating (income) expense, net	309	627	1,171	1,805
Total	8,672	1,576	16,086	5,049

Income from continuing operations before income taxes	17,581	20,266	42,729	69,542
Provision for income taxes	(5,197)	4,327	475	15,639
Net income from continuing operations	22,778	15,939	42,254	53,903

Income (loss) from discontinued operations, net of tax	(52)	(141)	(56)	(420)

Net income	22,726	15,798	42,198	53,483
Less: net income attributable to redeemable noncontrolling interest	846	-	1,264	-
Net income attributable to Standex International	$21,880	$15,798	$40,934	$53,483

Basic earnings per share:
Income (loss) from discontinued operations	-	(0.01)	-	(0.03)
Total income (loss) attributable to Standex International	$1.83	$1.34	$3.44	$4.55

Diluted earnings per share:
Income (loss) from discontinued operations	-	(0.02)	-	(0.04)
Total income (loss) attributable to Standex International	$1.81	$1.33	$3.41	$4.50

Average Shares Outstanding
Basic	11,986	11,772	11,906	11,764
Diluted	12,059	11,849	11,997	11,876

Standex International Corporation
Condensed Consolidated Balance Sheets
(unaudited)

	March 31,	June 30,
(In thousands)	2025	2024

ASSETS
Current assets:
Cash and cash equivalents	$109,810	154,203
Accounts receivable, net	169,876	121,365
Inventories	119,966	87,106
Prepaid expenses and other current assets	87,239	67,421
Total current assets	486,891	430,095

Property, plant, equipment, net	146,666	134,963
Intangible assets, net	226,823	78,673
Goodwill	610,740	281,283
Deferred tax asset	16,633	17,450
Operating lease right-of-use asset	43,314	37,078
Other non-current assets	23,489	25,515
Total non-current assets	1,067,665	574,962

Total assets	$1,554,556	$1,005,057

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$76,488	63,364
Accrued liabilities	59,414	56,698
Income taxes payable	7,168	7,503
Total current liabilities	143,070	127,565

Long-term debt	579,406	148,876
Operating lease long-term liabilities	36,611	30,725
Accrued pension and other non-current liabilities	80,969	76,388
Total non-current liabilities	696,986	255,989

Redeemable non-controlling interest	27,573	-

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	135,241	106,193
Retained earnings	1,115,862	1,086,277
Accumulated other comprehensive loss	(177,832)	(182,956)
Treasury shares	(428,320)	(429,987)
Total stockholders' equity	686,927	621,503

Total liabilities, redeemable noncontrolling interest and stockholders' equity	$1,554,556	$1,005,057

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
(unaudited)

	Nine Months Ended
	March 31,
(In thousands)	2025	2024

Cash Flows from Operating Activities
Net income	$42,198	53,483
Income (loss) from discontinued operations	(56)	(420)
Income from continuing operations	42,254	53,903

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,310	21,146
Stock-based compensation	7,878	8,524
Non-cash portion of restructuring charge	(401)	895
(Gain) loss on sale of business	-	(274)
Contributions to defined benefit plans	(6,153)	(8,506)
Net changes in operating assets and liabilities	(32,675)	(11,079)
Net cash provided by operating activities - continuing operations	36,213	64,609
Net cash provided by (used in) operating activities - discontinued operations	(42)	(497)
Net cash provided by (used in) operating activities	36,171	64,112
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(19,762)	(13,765)
Expenditures for acquisitions, net of cash acquired	(477,381)	(47,696)
Proceeds from the sale of business	-	7,774
Other investing activities	3,800	(270)
Net cash provided by (used in) investing activities	(493,343)	(53,957)
Cash Flows from Financing Activities
Proceeds from borrowings	792,313	-
Payments of debt	(362,109)	(25,000)
Activity under share-based payment plans	2,019	1,325
Purchase of treasury stock	(9,582)	(31,781)
Cash dividends paid	(11,197)	(10,375)
Net cash provided by (used in) financing activities	411,443	(65,831)

Effect of exchange rate changes on cash	1,336	(1,231)

Net changes in cash and cash equivalents	(44,393)	(56,907)
Cash and cash equivalents at beginning of year	154,203	195,706
Cash and cash equivalents at end of period	$109,810	$138,799

Standex International Corporation
Selected Segment Data
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(In thousands)	2025	2024	2025	2024
Net Sales
Electronics	$111,283	$80,431	$284,939	$241,538
Engraving	30,585	36,297	95,402	117,936
Scientific	18,292	16,925	54,462	51,410
Engineering Technologies	27,375	20,098	70,555	58,205
Specialty Solutions	20,245	23,516	62,700	71,352
Total	$207,780	$177,267	$568,058	$540,441

Income from operations
Electronics	$25,471	$15,700	$59,918	$47,884
Engraving	3,058	6,260	13,004	22,765
Scientific	3,895	4,896	13,362	14,074
Engineering Technologies	3,417	3,524	11,120	9,946
Specialty Solutions	3,278	4,668	10,388	14,250
Restructuring	(1,976)	(4,037)	(3,982)	(7,303)
Gain (loss) on sale of business	-	-	-	274
Acquisition related costs	(2,152)	(537)	(20,392)	(2,233)
Corporate	(8,738)	(8,522)	(24,603)	(24,956)
Other operating income (expense), net	-	(110)	-	(110)
Total	$26,253	$21,842	$58,815	$74,591

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
(In thousands, except percentages)	2025	2024	% Change	2025	2024	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$207,780	$177,267	17.2%	$568,058	$540,441	5.1%
Income from operations, as reported	$26,253	$21,842	20.2%	$58,815	$74,591	-21.2%
Income from operations margin	12.6%	12.3%		10.4%	13.8%
Adjustments:
Restructuring charges	1,976	4,037		3,982	7,303
Acquisition-related costs	2,152	537		20,392	2,233
Amortization of acquired intangible assets	4,485	2,045		9,965	6,159
(Gain) loss on sale of business	-	-		-	(274)
Environmental remediation	-	110		-	110
Purchase accounting expenses	5,479	818		11,676	1,463
Adjusted income from operations	$40,345	$29,389	37.3%	$104,830	$91,585	14.5%
Adjusted income from operations margin	19.4%	16.6%		18.5%	16.9%
Interest and other income (expense), net	(8,672)	(1,576)		(16,086)	(5,049)
Foreign currency related (gain) loss on acquisition and divestiture activities	-	591		554	309
Provision for income taxes	5,197	(4,327)		(475)	(15,639)
Discrete and other tax items	(9,321)	-		(8,946)	100
Tax impact of above adjustments	(3,173)	(1,794)		(10,314)	(3,953)
Net income from continuing operations, as adjusted	24,375	22,283	9.4%	69,563	67,353	3.3%
Less: net income attributable to redeemable noncontrolling interest	846	-		1,264	-
Net income attributable to Standex International, as adjusted	$23,530	$22,283	5.6%	$68,299	$67,353	1.4%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$22,778	$15,939	42.9%	$42,254	$53,903
Net income from continuing operations margin	11.0%	9.0%		7.4%	10.0%
Add back:
Provision for income taxes	(5,197)	4,327		475	15,639
Interest expense	8,363	949		14,915	3,244
Depreciation and amortization	9,744	7,177		25,310	21,146
EBITDA	$35,688	$28,392	25.7%	$82,954	$93,932	-11.7%
EBITDA Margin	17.2%	16.0%		14.6%	17.4%
Adjustments:
Restructuring charges	1,976	4,037		3,982	7,303
Acquisition-related costs	2,152	537		20,392	2,233
(Gain) loss on sale of business	-	-		-	(274)
Foreign currency related (gain) loss on acquisition and divestiture activities	-	591		-	309
Environmental remediation	-	110		-	110
Purchase accounting expenses	5,479	818		11,676	1,463
Adjusted EBITDA	$45,295	$34,485	31.3%	$119,004	$105,076	13.3%
	21.8%	19.5%		20.9%	19.4%
Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$9,551	$24,442		$36,213	$64,609
Less: Capital expenditures	(6,072)	(5,178)		(19,762)	(13,765)
Free cash flow from continuing operations	$3,479	$19,264		$16,451	$50,844

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
Adjusted earnings per share from continuing operations	2025	2024	% Change	2025	2024	% Change

Diluted earnings per share from net income attributable to Standex, as reported	$1.81	$1.35	34.4%	$3.41	$4.54	-24.8%

Adjustments:
Restructuring charges	0.13	0.26		0.25	0.48
Acquisition-related costs	0.14	0.04		1.36	0.14
Amortization of acquired intangible assets	0.29	0.13		0.63	0.40
Gain on bargain purchase	-	-		-	-
Litigation (settlement refund) charge	-	-		-	-
(Gain) loss on sale of business	-	-		-	(0.02)
Foreign currency related (gain) loss on acquisition and divestiture activities	-	0.04		0.04	0.02
Environmental remediation	-	0.01		-	0.01
Discrete tax items	(0.77)	-		(0.74)	0.01
Purchase accounting expenses	0.35	0.05		0.74	0.09
Diluted earnings per share from net income attributeable to Standex, as adjusted	$1.95	$1.88	3.6%	$5.69	$5.67	0.3%